September 2008 Filed pursuant to Rule 433 dated August 25, 2008 relating to Preliminary Pricing Supplement No. 758 dated August 22, 2008 to Registration Statement No. 333-131266
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities
Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index
Each Minimum Return Barrier Capital Protected Unit (the “units”) consists of a zero-coupon note issued by Morgan Stanley (a “note”) and a cash-settled call warrant issued by Morgan Stanley (a “call warrant”) linked to the performance of the S&P 500 Index (which we refer to as the index).  If the units are held to maturity and not separated into their component parts, the call warrant will pay 100% of the appreciation of the index, subject to the barrier feature described in the next sentence, and the note will pay the face amount of $10.80 to $11.00, with the actual face amount to be determined on the pricing date.  If, however, at any time on any day during the observation period the index has increased to or above the barrier level of 145% of its initial value, there will be no payment on the call warrants and you will receive only the $10.80 to $11.00 face amount of the note.  The $10.80 to $11.00 face amount of each note provides for a minimum return on the units of 8% to 10%.
SUMMARY TERMS OF THE UNITS
Issuer:	Morgan Stanley
Issue price:	$10 per unit (see “Commissions and issue price” below)
Pricing date:	September , 2008
Original issue date:	September , 2008 (5 business days after the pricing date)
Maturity date:	November 30, 2011
Interest:	None
Index:	The S&P 500 Index
Payment at maturity:
The payment at maturity per unit will equal:
¡  The $10.80 to $11.00 face amount of the note component (with the actual face amount to be determined on the pricing date) plus
¡  The cash settlement amount, which may be zero, on the call warrant component
If the units are held to maturity, in no event will the payment at maturity on the units be less than $10.80 to $11.00, representing a minimum return of 8% to 10% on the units.

Cash settlement amount:
The cash settlement amount on the call warrants will be:
¡  If at all times during the observation period the index is below the barrier level, $10 times the index performance times the participation rate
¡  If at any time on any day during the observation period the index has increased to or above the barrier level, $0
¡  If the final index value is less than or equal to the initial index value, the cash settlement amount will be $0
In no event will the cash settlement amount be less than $0.

Participation rate:	100%
Barrier level:	145% of the initial index value
Index performance:	(final index value - initial index value) / initial index value
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the index, beginning on and including the index business day immediately following the pricing date and ending on and including the date on which the final index value is determined

Initial index value:	The official closing value of the index on the pricing date
Final index value:	The final index value will equal:
¡	If the call warrant component is automatically exercised on November 28, 2011, which we refer to as the automatic exercise date, the closing value of the index on the automatic exercise date; or
¡	If the units have been previously separated and the call warrant component is exercised before the automatic exercise date, the index closing value on the exercise date, subject, in each case, to postponement for non-index business days and market disruption events.
Separation right:
Beginning on December 29, 2008, you will have the right to separate your units into their component parts, subject to the requirement that you have an account approved for naked options trading.  Upon such separation, you may trade each component part separately.  You should consult with your financial advisor to determine whether your brokerage account would meet the appropriate options trading requirements.

Exercise date:
(i)      if a call warrant has not been previously exercised, the automatic exercise date; or
(ii)     if a unit has previously been separated, the trading day on which notice of exercise is received;
in each case subject to adjustment for market disruption events and non-index business days.

CUSIP:	For the units, 617483300; for the notes, 617482RX1 and for the call warrants, 617483409
Listing:	None of the units, the notes and the call warrants will be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and issue price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Unit:	$10	$0.20	$9.80
Total:	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the units purchased by that investor.  The lowest price payable by an investor is $9.925 per unit.  Please see “Syndicate Information” on page 7 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for the units.

You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 758 dated August 22, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007                                Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

Investment Overview

Minimum Return Barrier Capital Protected Units

The Minimum Return Barrier Capital Protected Units (the “units”) each consist of (i) a $10.80 to $11.00 face amount (with the actual face amount to be determined on the pricing date), zero-coupon note, issued by Morgan Stanley, maturing on November 30, 2011 (each, a “note”), and (ii) a cash-settled call warrant with a notional amount of $10, issued by Morgan Stanley (each, a “call warrant”), which will be automatically exercised on November 28, 2011, if not previously exercised.  The units, if not separated, provide a way to gain upside exposure to the S&P 500 Index, subject to the barrier feature, while providing for a minimum return of 8% to 10% on the units.

At maturity, if the index has appreciated, but has not increased at any time on any day to or above the barrier level of 145% of the initial index value, the call warrant will pay 100% of such appreciation of the index in addition to the $10.80 to $11.00 face amount you will receive for the note.  As a result of the $10.80 to $11.00 face amount of the note you will receive a minimum return on the notes of 8% to 10%.  If at maturity, the index has depreciated, or, if at any time on any day the index has increased to or above the barrier level, the investment will redeem for only the $10.80 to $11.00 face amount of the note.

Maturity:	3.25 years

Minimum return (if not separated):	8% to 10%

Periodic interest payments:	None

Cash settlement amount:
- If at all times during the observation period the index is below the barrier level, 100% of the appreciation of the index
- If at any time on any day during the observation level the index has increased to or above the barrier level, $0

Separating the Units

On or after December 29, 2008, the units may be separated into the component notes and call warrants.  In order to separate the units, you must have an account approved for naked options trading.  Upon such separation, each component part will trade separately under a separate CUSIP number.  You should consult with your financial advisor to determine whether your brokerage account would meet the appropriate options trading requirements.  For a description of the note and call warrant components, please see “Key Terms Applicable to the Notes” and “Key Terms Applicable to the Call Warrants” starting on page 5, and the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement No. 758 dated August 22, 2008

September 2008	Page 2

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

S&P 500 Index Overview

The S&P 500 Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500 Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500 Index, see “Description of Units, Notes and Call Warrants— General Information—The Index” in the accompanying preliminary pricing supplement.

Information as of market close on August 20, 2008

Bloomberg Ticker Symbol:	SPX

Current Index Level:	1,274.54

52 Weeks Ago:	1,445.55

52 Week High (on 10/9/2007):	1,565.15

52 Week Low (on 7/15/2008):	1,214.91

Underlying Index Historical Performance Intraday High, Low and Close Values January 1, 2003 to August 20, 2008

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Description of Units, Notes and Call Warrants—General Information—License Agreement Between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

September 2008	Page 3

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

Key Investment Rationale

If the units are not separated prior to maturity, the call warrant component of the units offers exposure to 100% of the positive performance of the index, subject to the barrier feature, while the note component provides for a minimum return of 8% to 10% on your investment.  Investors in the units should be willing to forgo current yield or interest in exchange for the minimum return and upside exposure, subject to the barrier feature, to the S&P 500 Index.

Best Case Scenario
The index increases in value by 44.9% and does not increase to or above the barrier level at any time during the observation period and, at maturity, the note component redeems for the $10.80 to $11.00 face amount and the call warrant component redeems for a cash settlement amount of $4.49 (resulting in an aggregate payment of $15.29 to $15.49 per unit).

Worst Case Scenario
The index either declines in value or at any time on any day during the observation period the index increases to or above the barrier level of 145% of the initial index value and, at maturity, the call warrant component does not pay any cash settlement amount and you receive only the $10.80 to $11.00 face amount of the note component per unit, representing the minimum return of 8% to 10% on your investment.

Summary of Selected Key Risks (see page 11)

¡
There will be no payments of interest with respect to the units and the return on the units (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security.

¡
You will receive only the minimum return on the notes at maturity if the index depreciates or if at any time on any day during the observation period the index increases to or above the barrier level of 145% of the initial index value.

¡	The units will not be listed.

¡
Market price of the units may be influenced by many unpredictable factors.  Prior to maturity the units may, depending on market conditions (primarily movements in the index, whether the index has increased to or above the barrier level and interest rates), trade below, and possibly significantly below, the original issue price.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Adjustments to the index could adversely affect the value of the units.

¡	You have no shareholder rights.

¡	Investing in the units, or if separated, the call warrants, is not equivalent to investing in the index.

¡	The units may only be separated by investors with brokerage accounts approved for the naked options trading.

¡	Upon separation from the units, the return on your investment in the call warrants will be limited to receipt upon exercise of the cash settlement amount, which may be zero.

¡
If you exercise the call warrants prior to the automatic exercise date at a time when the index is at a level significantly less than the barrier level, you will lose a portion of the value of the call warrant.

¡	Economic interests of the calculation agent may be potentially adverse to investors.

¡	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the index.

¡	The U.S. federal income tax consequences of an investment in the units are uncertain.

¡	Credit risk to Morgan Stanley.

September 2008	Page 4

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

Fact Sheet

The units are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and the prospectus.  At maturity, for units that have not been previously separated, we will pay per unit the $10.80 to $11.00 face amount of the note component (with the actual face amount to be determined on the pricing date) plus a cash settlement amount with respect to the $10 notional amount of the call warrant component, if any, based on the increase, if any, in the index, subject to the barrier feature. The units are issued as part of Morgan Stanley’s Series F Global Units program.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
September , 2008	September , 2008 (5 business days after the pricing date)	November 30, 2011

Key Terms Applicable to the Units
Issuer:	Morgan Stanley
Issue price:	$10 per unit (see “Syndicate Information” on page 7)
Interest:	None
Unit CUSIP:	617483300
Payment at maturity:
For each unit that has not been previously separated, you will receive:
(i)    the $10.80 to $11.00 face amount of the note component; plus
(ii)   the cash settlement amount, if any, on the call warrant component.
See “Key Terms Applicable to the Notes—Payment at Maturity” and “Key Terms Applicable to the Call Warrants—Cash settlement amount” below.

Initial separation eligibility date:	December 29, 2008. The units may not be separated prior to this date.
Separating the units:
To separate a unit, you must have a brokerage account approved for naked options trading and you must have your brokerage firm complete an official notice of separation, which will include a representation by that you have a brokerage account approved for the appropriate level of options trading.  You should consult with your financial advisor to determine whether your brokerage account would meet the appropriate options trading requirements.  For more information on separating units, see “Annex A—Separating the Units” in this document and “Description of Units, Notes and Call Warrants—The Units—Separating the Units” in the accompanying preliminary pricing supplement.

Unit agent:	The Bank of New York Mellon
Payment in case of event of default:
In the case of an event of default with respect to the note component, the amount due and payable on the units will be the sum of the amounts due and payable on the note component and the call warrant component, respectively. See “Key Terms Applicable to The Notes—Payment in case of event of default” and “Key Terms Applicable to The Call Warrants—Payment in case of event of default” below.

Risk factors:	Please see “Risk Factors” on page 11

Key Terms Applicable to the Notes
Face amount:	$10.80 to $11.00 per note. The actual face amount will be determined on the pricing date.
Nominal issue price:	$ per note
Periodic interest payments:	There will be no periodic interest payments on the notes.
Maturity date:	November 30, 2011
Payment at maturity:	The $10.80 to $11.00 face amount of the note.
Payment in case of event of default:
As the notes are zero-coupon notes, they are considered to be issued with original issue discount based on the nominal issue price.  In case an event of default with respect to the notes, the amount due upon an acceleration will be an amount less than the face amount and will be based on the nominal issue price and the amount of original issue discount that has accrued to the date of acceleration.

Note CUSIP:	617482RX1
Trustee:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank N.A.)

September 2008	Page 5

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

Key Terms Applicable to the Call Warrants
Notional amount:	$10 per call warrant
Index:	The S&P 500 Index
Automatic exercise date:
November 28, 2011. The call warrant component of a unit, or any previously separated call warrants that has not been exercised prior to this date, will be automatically exercised on this date, and the holder will receive the cash settlement amount, if any.

Cash settlement amount:	The cash settlement amount on the call warrants will be:
¡	If at all times during the observation period the index is below the barrier level, $10 times the index performance times the participation rate
¡	If at any time on any day during the observation period the index has increased to or above the barrier level, $0
¡	If the final index value is less than or equal to the initial index value, the cash settlement amount will be $0.
In no event will the cash settlement amount be less than $0.
Participation rate:	100%
Barrier level:	145% of the initial index value
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the index, beginning on and including the index business day immediately following the pricing date and ending on and including the date on which the final index value is determined

Index performance:	(final index value - initial index value) / initial index value
Initial index value:	The official closing value of the index on the index business day immediately following the pricing date
Final index value:	The official closing value of the index on the exercise date
Exercise date:
(i) if a call warrant has not been previously exercised, November 28, 2011; or
(ii) if a unit has previously been separated, the trading day on which notice of exercise is received;
in each case subject to adjustment for market disruption events and non-index business days.

Exercising the call warrants:
You may not exercise or transfer the call warrant component of a unit prior to the automatic exercise date unless the unit has been previously separated.  You may not separate any units unless you have a brokerage account approved for naked options trading.  You should consult with your financial adviser to determine whether your brokerage account would meet the appropriate options trading requirements.  For more information on exercising the call warrants, see “Annex B—Exercising the Call Warrants” in this document and “Description of Units, Notes and Call Warrants—The Call Warrants—Exercising the Call Warrants” in the accompanying preliminary pricing supplement.

Call warrant settlement date:	The third business day after the applicable exercise date.
Payment in case of event of default:
In case an event of default with respect to the notes shall have occurred and be continuing, the payment on the call warrants will be accelerated upon acceleration of the notes and the amount declared due and payable for each call warrant upon any such acceleration will be determined by the calculation agent solely by reference to the value of the call warrant based on the greater of (i) the mean of the bid prices for such option on such day obtained from three recognized dealers and (ii) the bid price of MS & Co. or any of its affiliates.

Call warrant CUSIP:	617483409
Warrant agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank N.A.)

General Information
Listing:	None of the units, the notes and the call warrants will be listed on any securities exchange.
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the units, the issuer believes that, under current law, each unit should be treated as a separable unit consisting of the note, which will be treated as a debt instrument issued with original issue discount, and the warrant on the index.

Assuming this treatment of the units is respected and subject to the discussion under “United States Federal Taxation” in the accompanying pricing supplement, the following U.S. federal income tax consequences should result, regardless of whether or not a holder separates its unit into the component parts:

•
With respect to the note, a U.S. Holder will be required to include original issue discount in income as it accrues in accordance with a constant-yield method based on a compounding of interest.  Upon sale, exchange or redemption of the note, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the holder’s adjusted tax basis in the note.  Such gain or loss should be long-term capital gain or loss if the investor has held the note for more than one year.

•
With respect to the warrant, a U.S. Holder should not be required to recognize taxable income over the term of the warrant prior to maturity, except pursuant to sale, exchange, early exercise or early expiration (i.e. if the cash settlement amount is determined to be zero).  Upon sale,

September 2008	Page 6

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

exchange or settlement of the warrant, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the warrant. Such gain or loss should be long-term capital gain or loss if the investor has held the warrant for more than one year.

Both U.S. and non-U.S. investors considering an investment in the units should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the units.

Minimum purchase:	100 units
Use of proceeds and hedging:
The net proceeds we receive from the sale of the units will be used primarily in connection with hedging our obligations under the units by one or more of our affiliates.  The issue price of the units includes MS & Co.’s commissions paid with respect to the units and the costs of hedging our obligations under the units.  The costs of hedging include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.
MS & Co. and other affiliates of ours will carry out hedging activities related to the units (and possibly to other instruments linked to the index), including by taking positions in futures or options contracts on the index or its component securities listed on major securities markets, or any other securities or instruments that we may wish to use in connection with such hedging.  MS & Co. and other affiliates of ours trade futures contracts and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the units	Selling concession	Aggregate price of the units for any single investor
$10.0000	$0.20000	<$999K
$9.96250	$0.16250	$1MM-$2.99MM
$9.94375	$0.14375	$3MM-$4.99MM
$9.92500	$0.12500	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the units distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the units.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2008	Page 7

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

Hypothetical Payout on the Units

For each unit that you hold, if you do not separate the unit and you hold it until maturity, you will receive a cash payment of $10.80 to $11.00, in respect of the note component (with the actual face amount to be determined on the pricing date), plus a cash settlement amount, which may be zero, in respect of the call warrant component.  The cash settlement amount will be calculated on the automatic exercise date (if a call warrant has not been previously exercised) and will be equal to: (i) if at all times during the observation period the index is below the barrier level, $10 times the index performance times the participation rate or (ii) if at any time on any day during the observation period the index has increased to or above the barrier level, $0.  In no event will the cash settlement amount be less than $0.

Below are four examples of how to calculate the index performance and the payment at maturity based on the hypothetical data below.  Each of these examples assumes that the units are held to maturity and are not separated at any time.

Example 1: The index increases, but does not increase to or above the barrier level at any time.

Hypothetical initial index value:	1,300
Hypothetical final index value:	1,495
Hypothetical barrier level:	1,885
Hypothetical highest index value
during the observation period:	1,500
Participation rate:	100%
Hypothetical face amount of the notes:	$10.90

The index performance is calculated as follows:

(final index value - initial index value)
initial index value

In this example, the index performance equals:

(1,495 – 1,300)	=	0.15
1,300		(+15%)

Because the index has not increased to or above the barrier level during the observation period, the cash settlement amount equals (i) $10 times (ii) the index performance times (iii) the participation rate.

Accordingly in this example, the cash settlement amount equals:

$10 x 0.15 x 100% = $1.50

The payment at maturity is calculated as follows:

$10.90 face amount of the note component  +  cash settlement amount for the call warrant component

And therefore, in this example, the payment at maturity for each unit equals:

$10.90 + $1.50  = $12.40

September 2008	Page 8

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

Example 2: The index increases to the barrier level.

Hypothetical initial index value:	1,300
Hypothetical final index value:	1,885
Hypothetical barrier level:	1,885
Hypothetical highest index value
during the observation period:	1,885
Participation rate:	100%
Hypothetical face amount of the notes:	$10.90

Because in this example the index has increased to the barrier level during the observation period, the cash settlement amount will be $0.

In this example, even though the index has appreciated by 50% from its initial value, because the index increased to or above the barrier level during the observation period the cash settlement amount will be zero and you would receive only the hypothetical face amount of $10.90 per unit.

Example 3: The index on the valuation date is below the barrier level, but has increased to the barrier level during the term of the units.

Hypothetical initial index value:	1,300
Hypothetical final index value:	1,495
Hypothetical barrier level:	1,885
Hypothetical highest index value
during the observation period:	1,885
Participation rate:	100%
Hypothetical face amount of the notes:	$10.90

Because in this example, even though the final index value is below the barrier level, the index has increased to the barrier level during the observation period, the cash settlement amount will be $0.

In this example, even though the final index value has appreciated by only 15% from its initial value, because the index was at or above the barrier level during the observation period, the cash settlement amount will be zero and you would receive only the hypothetical face amount of $10.90 per unit.

September 2008	Page 9

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

Example 4: The index depreciates.

Hypothetical initial index value:	1,300
Hypothetical final index value:	1,105
Hypothetical barrier level:	1,885
Hypothetical highest index value
during the observation period:	1,300
Participation rate:	100%
Hypothetical face amount of the notes:	$10.90

Because in this example, the index performance would be less than 0%, the cash settlement amount will be $0, and the total payment at maturity per unit will equal only the hypothetical $10.90 face amount of the note component.

In this example, even though the index has depreciated by 15% from its initial value the cash settlement amount cannot be less than zero and you would receive the hypothetical face amount of $10.90 per unit.

September 2008	Page 10

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the units.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the units.

Risk Factors Applicable to the Units, Notes and Call Warrants

¡
Unlike conventional debt securities, there will be no payments of interest with respect to the units, notes or call warrants.  The units differ from many conventional debt securities in that no periodic interest will be paid on the units.  Because of the variable nature of the cash settlement amount on the call warrant component, which may equal zero, the return on your investment in the units, if you hold the units to maturity, may be less than the amount that would be paid on a conventional debt security.  The return of only the $10.80 to $11.00 face amount of the note component at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time. The units have been designed for investors who are willing to forgo market floating interest rates in exchange for the payment of the face amount of $10.80 to $11.00 on the note component (representing a minimum return on the units of 8% to 10%) and a cash settlement amount to be paid with respect to the call warrant component, if any, based on performance of the index.

¡
You may receive only the $10.80 to $11.00 face amount of the note component for each unit at maturity.  If the value of the index has not increased or has declined at maturity from its initial value and, as a result, the index performance is less than or equal to 0%, or if the index has increased to or above the barrier level of 145% of the initial index value at any time on any day during the observation period, you will receive no cash settlement amount on the call warrant component of the units and will receive only the $10.80 to $11.00 face amount of the note component for each unit.

¡
The units will not be listed.  None of the units, the notes and the call warrants will be listed on any securities exchange.  There may be little or no secondary market for the units or, if any units are separated into their component notes and call warrants, for the notes or call warrants.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the units, the notes or the call warrants easily.  MS & Co. currently intends to act as a market maker for the units (and, if units are separated, for the notes and the call warrants) but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the units (or the notes or call warrants), the price at which you may be able to trade your units (or notes or call warrants) is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the units (or notes or call warrants).

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Market price of the units influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the units in the secondary market and the price at which MS & Co. may be willing to purchase or sell the units in the secondary market, including the index closing value at any time, whether the index has increased to or above the barrier level at any time during the observation period, the volatility (frequency and magnitude of changes in value) of the index, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the index, or equity markets generally, and that may affect the final index value, the time remaining to the maturity of the units, the dividend rate on the stocks underlying the index, and our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your units prior to maturity.  For example, you may have to sell your units at a substantial discount from the issue price if at the time of sale the value of the index is at or below its initial value or if market interest rates rise.

You cannot predict the future performance of the index based on its historical performance.  We cannot guarantee that the index will increase in value and that the index will not increase to or above the barrier level at any time during the observation period so that you will receive a cash settlement amount on the call warrant component and therefore an amount per unit in excess of the $10.80 to $11.00 face amount of the note component.

September 2008	Page 11

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase units (or, if units are separated, the notes or call warrants) in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the units, as well as the projected profit included in the cost of hedging our obligations under the units.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Adjustments to the index could adversely affect the value of the units.  The publisher of the index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the call warrant component, and therefore of the units.  The publisher of the index may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the units insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, on the automatic exercise date (or any earlier exercise date for a separated call warrant) the final index value will be an amount based on the stocks or contracts underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

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You have no shareholder rights.  As an investor in the units, or, if separated, in the call warrants, you will not have voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

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Investing in the units is not equivalent to investing in the index or the stocks underlying the index.  Investing in the units is not equivalent to investing in the index or its component stocks or commodities.  See “Hypothetical Payouts on the Capital Protected Units” above.

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A unit may only be separated into the call warrant component and the note component by investors with brokerage accounts approved for naked options trading.  In order to separate any unit into its component note and call warrant after December 29, 2008, your brokerage firm will have to complete the an official notice of separation, which will include a representation that you have a brokerage account approved for naked options trading.  You should consult with your financial adviser to determine whether your brokerage account would meet the appropriate options trading requirements.  Furthermore, because a call warrant may only be exercised or transferred after it has been separated from a unit, you will not be able to exercise the call warrant component prior to the automatic exercise date unless you have a brokerage account approved for naked options trading.

Additional Risk Factors Applicable if the Unit Components are Separated

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Upon separation from the units, the return on your investment in the call warrants will be limited to receipt upon your exercise or upon automatic exercise, of the cash settlement amount, which may be zero.  If, after December 29, 2008, you exercise your right to separate units into their component notes and call warrants, upon your exercise of the call warrants, or upon their the automatic exercise on the automatic exercise date, you will receive for the call warrants only the cash settlement amount, which may be zero.  Furthermore, if you sell the call warrant component of a separated unit, you will receive only the value of the call warrant component, which may have little to no value.

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If you exercise the call warrants prior to the automatic exercise date and the index is significantly lower than the barrier level, you will lose a portion of the value of the call warrant.  A portion of the market value of a call warrant at any time depends on the index value at such time relative to the initial index value and is known as the “intrinsic value” of the call warrant.  If at any time, the index value is higher than the initial index value, but below the barrier level, the intrinsic value of the call warrant is positive and the call warrant is considered “in the money”; whereas, if, at any time, the index value is lower than the initial index value or the index has increased to or above the barrier level at any time during the observation period, the intrinsic value of the call warrant is zero and the call warrant is

September 2008	Page 12

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

considered “out of the money.” Another portion of the market value of a call warrant at any time prior to expiration depends on the length of time remaining until the last potential exercise date and is known as the “time value” of the call warrant. On the pricing date, when the index closing value is the same as the initial index value, the time value of the call warrant represents its entire value; thereafter, the time value generally diminishes until, at expiration or at any time the index has increased to or above the barrier level, the time value of the call warrant is zero.

If an in-the-money call warrant is exercised, rather than sold, prior to expiration, the exercising holder will receive the intrinsic value of the option, in the form of the cash settlement amount, but the remaining time value of the call warrant, if any, will not be realized.  Therefore, depending on market conditions, transaction costs and the level of the index relative to its initial level and to the barrier level, it may be advantageous for any holder of the call warrants to sell rather than exercise a call warrant prior to the expiration date.

If you have a brokerage account approved for naked options trading and have separated your units, and the index has increased in value by approximately 44.999% (corresponding to an index value just below the barrier level) so that you will receive the maximum cash settlement amount possible taking into account the barrier level upon your exercise of a call warrant, the time value of the call warrant will, in effect, be reduced to zero.

General Risk Factors

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The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.  As calculation agent, MS & Co. will determine the initial index value, the final index value, the index performance, whether the index has increased to or above the barrier level at any time during the observation period and will calculate the cash settlement amount, if any, you will receive on the call warrants.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the whether the index has increased to or above the barrier level at any time during the observation period, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the index, may affect the payout to you on the units.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the index.  MS & Co. and other affiliates of ours will carry out hedging activities related to the units (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index.  MS & Co. and some of our other subsidiaries also trade in the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we price the units for initial sale to the public could potentially increase the initial index value and, as a result, could increase the value at which the index must close on the automatic exercise date before you receive a cash settlement amount with respect to the call warrant component greater than zero.  Additionally, such hedging or trading activities during the term of the units could potentially affect the value of the index and whether the index has increased to or above the barrier level at any time and could affect the index value on the automatic exercise date or an earlier exercise date and, accordingly, the amount of cash you will receive at maturity or upon such earlier exercise of the call warrant if a unit has been separated.

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The U.S. federal income tax consequences of an investment in the units are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the units.  Due to the absence of authorities that directly address the proper treatment of the units, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described therein.  In particular, the IRS could seek to treat each unit for U.S. federal income tax purposes as a single debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the units, the timing and character of income recognized by a U.S. Holder (as defined in “United States Federal Taxation” in the accompanying pricing

September 2008	Page 13

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

supplement) would be significantly affected. Among other things, a U.S. Holder would be required to include in income in respect of a unit during its term an amount of original issue discount based on the “comparable yield” for a fixed-rate debt instrument with an issue price and term equal to those of a unit. Thus, the application of the Contingent Debt Regulations to the units generally would result in the U.S. Holder recognizing amounts of original issue discount over the term of the units that are greater than would be recognized under the treatment described in the Tax Disclosure Sections. In addition, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the units would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. Both U.S. and non-U.S. investors considering an investment in the units should read the Tax Disclosure Sections and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the units.

September 2008	Page 14

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

Historical Information

The following table and graph set forth the historical performance of the index for the period January 1, 2003 to August 20, 2008.  The closing value the index on August 20, 2008 was 1,274.54.  We obtained the information in the table and graph from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the index should not be taken as an indication of future performance.  We cannot give you any assurance that the index performance at maturity will be greater than zero and that the index will not increase to or above the barrier level during the observation period so that you will receive a cash settlement amount on the call warrant component of the units in addition to the $10.80 to $11.00 face amount of the note component.

S&P 500 Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter (through August 20, 2008)	1,305.32	1,214.91	1,274.54

Index Historical Performance – Daily Values January 1, 2003 to August 20, 2008

September 2008	Page 15

Minimum Return Barrier Capital Protected Units due November 30, 2011
Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on the S&P 500 Index

Annex A

Separating the Units

To separate units into the component notes and call warrants, you must have a brokerage account approved for naked options trading.  You should consult with your financial adviser to determine whether your brokerage account would meet the appropriate options trading requirements.  To separate a unit into a note and a call warrant, you must instruct your broker or other person with whom you hold your units to take the following steps through DTC:

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fill out an Official Notice of Separation, which will include a representation by you that you have a naked options-eligible brokerage account (upon which representation the issuer, the calculation agent and the unit agent may conclusively rely) and which is attached as Exhibit 1 to this Annex A, and deliver your Official Notice of Separation to the Bank of New York Mellon, as unit agent, to the calculation agent and to Morgan Stanley by no later than 10:00 a.m. (New York City time) on any trading day that is also a business day;

¡	inform the unit agent by telephone and the calculation agent by fax by no later than 10:00 a.m. (New York City time) on that day of your intention to exercise your separation right;

¡	transfer your book entry interest in the units to the unit agent.

Upon due and timely completion of these steps, your book-entry interest in the Units will be exchanged into a book-entry interest in one note and one call warrant per separated unit, generally within one business day of the due completion of the steps set forth above  (the date of such exchange, the “separation date”).

If your brokerage firm gives your Official Notice of Separation to us or to the unit agent after 10:00 a.m. (New York City time) on any business day, the notice will not become effective until the later of (i) the next business day and (ii) the day on which your book entry interest in the units is transferred to the unit agent on your behalf.  You will first be able to exercise or transfer your call warrants on the first trading day immediately succeeding the separation date.

Once received by us, the Official Notice of Separation is irrevocable.  If your brokerage firm gives your Official Notice of Separation to us, the calculation agent or to the unit agent after 10:00 a.m. on November 22, 2011, the notice will not be effective.

September 2008	Page 16

Exhibit 1

OFFICIAL NOTICE OF SEPARATION

Dated:	[Any Business Day on or after the Initial Separation Eligibility Date and no later than to 10:00 a.m. on November 22, 2011]

The Bank of New York Mellon, Unit Agent 101 Barclay Street, 8W New York, New York 10286 Tel. No.: (212) 815-4968 Fax No.: (212) 815-5704 (Attn: Corporate Trust Administration)	Morgan Stanley & Co. Incorporated, as Calculation Agent 1585 Broadway New York, New York 10036 Fax No.: (646) 290-2676 (Attn: Structured Investments)
Morgan Stanley 1585 Broadway New York, New York 10036

Dear Madam/Sir:

The undersigned holder of the Minimum Return Barrier Capital Protected Units Each Consisting of a Zero-Coupon Note and a Barrier Call Warrant on a the S&P 500 Index of Morgan Stanley (CUSIP No. 617493300) (the “Units”) hereby irrevocably elects to exercise, with respect to the number of Units indicated below, as of the date hereof (or, if this letter is received after 10:00 a.m. on any Business Day, as of the next Business Day), provided that such day is on or after the Initial Separation Date and is not later than 10:00 a.m. on November 22, 2011, the right to separate the Units as described under “Description of Units, Notes and Call Warrants—The Units—Separating the Units” in Pricing Supplement No. 758 dated September     , 2008 (the “Pricing Supplement”) to the Prospectus Supplement dated July 24, 2007 and the Prospectus dated January 25, 2006.  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Unit Agent will deliver on the Separation Date a number of Call Warrants and Notes equal to the number of Units set forth below, in accordance with the terms of the Units, as described in the Pricing Supplement.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the number of Units indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its Units) (ii) the brokerage account to which the separated Call Warrants and Notes will be transferred is naked options-eligible on the Separation Date and (iii) it will cause the number of Units to be separated to be transferred to the Unit Agent on or before the Separation Date.

Very truly yours,

[Name of Holder]

By:
[Title]

[Fax No.]

Number of Units to be surrendered for separation

September 2008	Page 17

Receipt of the above Official
Notice of Separation is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO., as Calculation Agent
By MORGAN STANLEY & CO., as Calculation Agent
By:
Title:

Date and time of acknowledgment

Receipt of the above Official
Notice of Separation is hereby acknowledged
THE BANK OF NEW YORK MELLON, as Unit Agent

By:
Title:

Date and time of acknowledgment

September 2008	Page 18

Annex B

Exercising the Call Warrants

The call warrants may only be optionally exercised or transferred after the units have been separated.

With respect to call warrants that have been previously separated from the units, you may exercise any such call warrants on any notice date after December 29, 2008 and on or before November 25, 2011, by instructing your broker or other person through whom you hold your call warrants to take the following steps through DTC:

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the completion and delivery to us, the warrant agent and the calculation agent through your participant at DTC, of an Official Notice of Exercise (in the form of Annex B attached hereto) by no later than 10:00 a.m. (New York City time) on such date,

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telephonic notification to the warrant agent and notification by fax to the calculation agent by no later than 10:00 a.m. (New York City time) on such date of your intention to exercise a specified number of call warrants and

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instruction to your broker or the participant through which you own your interest in the call warrants to transfer your book entry interest in the call warrants to the warrant agent on our behalf by no later than 5:00 p.m. on the second business day following the notice date,

Upon due and timely completion of these steps, the call warrants specified in your Official Notice of Exercise will be exercised on the applicable exercise date and you will receive the cash settlement amount, if any.

We will pay you the cash settlement amount, if any, due upon the exercise of a call warrant on the call warrant settlement date.  Once received by us, the Official Notice of Exercise is irrevocable.

September 2008	Page 19

Exhibit 2

OFFICIAL NOTICE OF EXERCISE

Dated:	[Any Trading Day that is also a Business Day after the Separation Date for any Call Warrants to be exercised hereby and no later than 10:00 a.m. on November 25, 2011]

The Bank of New York Mellon, Warrant Agent 101 Barclay Street, 8W New York, New York 10286 Tel. No.: (212) 815-4968 Fax No.: (212) 815-5704 (Attn: Corporate Trust Administration)	Morgan Stanley & Co. Incorporated, as Calculation Agent 1585 Broadway New York, New York 10036 Fax No.: (646) 290-2676 (Attn: Structured Investments)
Morgan Stanley 1585 Broadway New York, New York 10036

Dear Madam/Sir:

The undersigned holder of the Barrier Call Warrants on the S&P 500 Index of Morgan Stanley (CUSIP No. 617483409) (the “Call Warrants”) hereby irrevocably elects to exercise, with respect to the number of Call Warrants indicated below, as of the date hereof (or, if this letter is received after 10:00 a.m. on any Trading Day or on any day that is not a Trading Day and a Business Day, as of the next Trading Day that is also a Business Day), provided that such day is after the Separation Date for any Call Warrants to be exercised hereby, and is not later than 10:00 a.m. on November 25, 2011, the right to exercise the Call Warrants as described under “Description of Units, Notes and Call Warrants—Exercising the Call Warrants” in Pricing Supplement No. 758 dated September     , 2008 (the “Pricing Supplement”) to the Prospectus Supplement dated July 24, 2007 and the Prospectus dated January 25, 2006.  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Warrant Agent will deliver on the Call Warrant Settlement Date a Cash Settlement Amount, in accordance with the terms of the Call Warrants, as described in the Pricing Supplement.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the number of Call Warrants indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its Call Warrants) (ii) the brokerage account in which the Call Warrants are held is currently naked options-eligible, (iii) the Call Warrants being exercised have been previously separated from the Units and (iv) it will cause the number of Call Warrants identified below its signature to be transferred to the Warrant Agent by no later than 5:00 p.m. on the second Business Day following the Notice Date.

Very truly yours,

[Name of Holder]

By:
[Title]

[Fax No.]

Number of Call Warrants to be exercised

September 2008	Page 20

Receipt of the above Official
Notice of Exercise is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO., as Calculation Agent
By MORGAN STANLEY & CO., as Calculation Agent

By:
Title:

Date and time of acknowledgment

Receipt of the above Official
Notice of Exercise is hereby acknowledged
THE BANK OF NEW YORK MELLON, as Warrant Agent

By:
Title:

Date and time of acknowledgment

September 2008	Page 21